ACTION BY WRITTEN CONSENT OF DIRECTORS

(Nevada Revised Statutes 78.315(2))

OF

SMART VENTURES, INC.

_______________________________________________________________________

The undersigned, being the sole director (the “Director”) of Smart Ventures, Inc., a Nevada Company, (the "Company"), pursuant to the Bylaws of the Company and the Nevada Revised Statutes, hereby consents in writing to the following actions of the Company as of August 2, 2012 a copy of which shall be filed with the minutes of the Company:

A.

The Company wishes to adopt and approve the actions (the “Actions”) set forth fully herein as it deems the Actions to be in the best interests of the Company on a going-forward basis.

B.

The Company’s Directors have received and reviewed, concurrently herewith, consent to take the Actions from holders of at least 60.24% of the 83,000,000 shares of the Company's common stock issued and outstanding.

C.

This Resolution of the Company’s Board of Directors shall become effective immediately.

IT IS RESOLVED THAT:

that the Company is authorized to execute and file with the Secretary of State of Nevada the Certificate of Change, to give effect to the change in the authorized number of shares of Common and Preferred Stock, substantially in the form attached hereto as Exhibit A.

1.

FORWARD STOCK SPLIT

RESOLVED, that the Company is hereby authorized to reverse  split of the issued and outstanding shares of Common Stock for all shareholders of record on the close of business on August 2, 2012 (the “Record Date”).  The payment date shall be determined by the Financial Industry Regulatory Authority upon approval of the associated documentation, and the consolidated shares shall be payable upon surrender of certificates.

RESOLVED FURTHER, that Holladay Stock Transfer, Inc. (the “Transfer Agent”) is hereby confirmed as the Company's Transfer Agent and Dividend Disbursing Agent for all shares of Common Stock of the Company which presently are, or which may hereafter be, authorized by the Articles of Incorporation, as amended from time to time, of this Company or any amendment or amendments thereto, to act in accordance with its general practices and regulations for the transfer and registration of stock and the disbursing of dividends.

RESOLVED FURTHER, that the Secretary of the Company is hereby instructed to forward a copy of this resolution notifying the Transfer Agent of the reverse split.

RESOLVED FURTHER, that the Transfer Agent for the Company’s Common Stock, is instructed and authorized to issue and deliver certificates representing the consolidated shares,

RESOLVED FURTHER, that, as a result of the aforementioned one for one hundred reverse stock split, the current 83,000,000 issued and outstanding shares of Common Stock shall, on the Record Date, represent 830,000 post reverse-split shares; any and all fractional shares resulting from the split shall be rounded up to the next whole share.

2.

OMNIBUS RESOLUTION.

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents, issuance of share certificates, warrants, debentures and making any filings with federal and state securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

Certification

I hereby certify that the foregoing is a true and correct copy of a resolution duly passed by the written consent of the Directors of Smart Ventures, Inc. and that the said resolution is now in full force and effect.

/s/ Lance R. Larsen

Date: August 2, 2012

     Lance R. Larsen, President, CEO and Director

/s/ Jamie Bond

Date: August 2, 2012

     Jamie Bond, Secretary, Treasurer and Director